Exhibit 99.1

ICON Income Fund Ten, LLC
2011 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Ten, LLC (“Fund Ten”) a description of Fund Ten’s activities throughout the 2011 calendar year and an outlook for the future.

As Fund Ten’s manager, ICON Capital Corp. actively and prudently manages Fund Ten’s portfolio to yield the best possible results for investors.  As a public program, Fund Ten has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission.  These important disclosure documents provide comprehensive required information.

As you are already aware, Fund Ten entered into its liquidation period on May 1, 2010 and distributions began to fluctuate monthly based on the proceeds being generated by Fund Ten’s portfolio.  During the liquidation period, distributions that are generated from net loan and rental income and proceeds from equipment sales generally fluctuate as remaining leases and loans come to maturity or equipment coming off lease is sold. Accordingly, distributions are no longer paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions continue to fluctuate as Fund Ten’s portfolio continues to wind down and its assets are sold.  In some months, the distribution could be larger than the previous distribution, in some months, the distribution may be smaller, and, in some months, there may not be any distribution.  We expect the liquidation period to continue for several years as Fund Ten’s portfolio winds down.

Below are the results of dispositions that have occurred this past year as well as the status of the remaining material investments in Fund Ten’s portfolio.

Dispositions

$7,503,000 Investment in a Double Hulled Tanker Chartered to Teekay Corporation

The Vessel:  One Aframax double hulled tanker, the Mayon Spirit (the “Mayon Spirit”).

The Investment:  In July 2007, Fund Ten purchased a 49% interest, through a joint venture with its affiliate, ICON Leasing Fund Twelve, LLC (“Fund Twelve”), in the Mayon Spirit and bareboat chartered it to an affiliate of Teekay Corporation through July 2011.  The Mayon Spirit was purchased for approximately $40,250,000, comprised of Fund Ten’s cash contribution of approximately $7,503,000, Fund Twelve’s cash contribution of approximately $7,809,000, and approximately $24,938,000 from a non-recourse loan.

Outcome: On September 23, 2011, Fund Ten sold its interest in the Mayon Spirit for net proceeds of $2,500,000.  On November 1, 2011, Fund Ten distributed these proceeds, along with cash on hand, for a total distribution of approximately $2,700,000.

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$13,945,000 Investment in Hospital Bedside Entertainment and Communication Terminals Leased to Premier Telecom Contracts Limited

The Terminals:  Bedside entertainment and communication terminals which were installed in several hospitals throughout the United Kingdom.

Investment: In June 2005, Fund Ten purchased the equipment for approximately $13,945,000 and entered into a lease with Premier Telecom Contracts Limited (“Premier”) that was scheduled to expire on December 31, 2012.  In January 2009, Fund Ten restructured its lease financing with Premier in exchange for control of the parent company of Premier, Pretel Group Limited (“Pretel”), until such time as Fund Ten received its expected return on its investment.  On December 31, 2010, the lease financing with Premier was terminated in consideration for shares in Pretel equal to the outstanding balance of the lease financing.

Outcome: On December 1, 2011, Fund Ten sold its shares in Pretel to Catwise Limited for approximately $4,709,000.  In addition to the sale proceeds, Fund Ten collected approximately $11,984,000 in rental and dividend proceeds during the tenure of this investment.

$7,695,000 Investment in Telecommunications Equipment Leased to Global Crossing Telecommunications, Inc.

The Telecommunications Equipment:  Various innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing Telecommunication Inc.’s (“Global Crossing”) VoIP Network.

Investment: On September 30, 2009, Fund Ten owned a 30.62% interest in a joint venture with affiliates that purchased telecommunications equipment subject to a 48-month lease with Global Crossing.  Fund Ten purchased its interest in the joint venture for approximately $7,695,000.  In addition, on September 30, 2009, the joint venture sold certain telecommunications equipment on lease to Global Crossing and removed the equipment from the Global Crossing lease.  The sale proceeds were paid to Fund Ten’s affiliate in order to redeem the affiliate’s ownership interest in the joint venture, which adjusted Fund Ten’s ownership interest in the joint venture to 79.31%.  On March 17, 2012, the lease was extended for twelve months through March 2011. In accordance with the lease, title to this equipment transferred for $1.00 at the lease expiration date.

Outcome:  Fund Ten collected all lease payments and, on April 18, 2011, Fund Ten sold the telecommunications equipment to Global Crossing.  In addition to the sale proceeds, Fund Ten collected approximately $11,304,000 in rental proceeds during the tenure of this investment.

Current Portfolio

$9,024,960  Investment in Two Double Hulled Product Tankers Chartered to AET, Inc. Limited

The Charterer:  AET, Inc. Limited (“AET”) is a leading worldwide petroleum shipping company.  AET employs more than 3,000 highly skilled and dedicated people across the world to operate a young and technically advanced fleet of 69 tankers. The business is managed from regional centers in London, Houston, Kuala Lumpur and Singapore to move crude oil and refined products for the world’s oil companies and trading houses.  (Source: AET website)

The Vessels:  One 95,639 DWT (deadweight tonnage) Aframax product tanker, the M/V Eagle Carina (the “Eagle Carina”), and one 95,634 DWT (deadweight tonnage) Aframax product tanker, the M/V Eagle Corona (the “Eagle Corona”).

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Investment:  In December 2008, Fund Ten purchased a 35.70% interest, through joint ventures with Fund Twelve, in both the Eagle Carina and the Eagle Corona and bareboat chartered the vessels to AET through November 14, 2013.  The Eagle Carina was purchased for $39,010,000, comprised of Fund Ten’s cash contribution of $4,287,570, Fund Twelve’s cash contribution of $7,722,430, and $27,000,000 from non-recourse indebtedness.  The Eagle Corona was purchased for $41,270,000, comprised of Fund Ten’s cash contribution of $4,737,390, Fund Twelve’s cash contribution of $8,532,610, and $28,000,000 from non-recourse indebtedness.

Outlook:  The eighty-four month bareboat charters are scheduled to expire in November 2013 and it is expected that, at that time, Fund Ten will either sell or re-charter the vessels.  Fund Ten expects to receive up to $14,190,000 in future proceeds in connection with this investment.

$3,868,000 Investment in Promissory Notes Secured by a Pool of Leases for Point of Sale Equipment

The Borrower:  Northern Leasing Systems, Inc., based in New York City, is an equipment finance company specializing in the origination and servicing of micro-ticket leases for point-of-sale terminals nationwide.

Investment:  In November 2008, Fund Ten purchased a 12.25% interest, through a joint venture with affiliates, in four promissory notes at a significant discount and received an assignment of the underlying Master Loan and Security Agreement.  Fund Ten purchased its interest in the notes for approximately $3,868,000.  The notes are secured by an active portfolio of leases for point of sale equipment located throughout the United States.  On December 23, 2010, the promissory notes were restructured to extend each note’s term and increase each note’s interest rate by 1.50%. On January 1, 2011, Fund Ten exchanged its 12.25% ownership interest in the joint venture for an assignment of its proportionate share of the future cash flows from the promissory notes.

Outlook:  Interest on the promissory notes accrues at rates ranging from 9.47% to 9.90% per year and the notes are scheduled to mature at various dates through February 15, 2013. In addition to the loan proceeds already collected, Fund Ten expects to receive up to $487,000 in future proceeds in connection with this investment.

$18,400,000 Investment in Container Vessels Chartered to ZIM Integrated Shipping Services, Ltd.

The Charterer:  ZIM Integrated Shipping Services Ltd. (“ZIM”) provides shipping, multi-modal and logistics services to ports of call in Europe, the United States, Canada, Central America, South America, Africa and Asia.  ZIM also offers inter-modal land, rail, and air services on routes between the Far East and the Caribbean, as well as the Mediterranean and China.  The company was founded in 1945 and is based in Haifa, Israel with offices in Asia, Australia, the Americas, Europe, Africa, Israel and the Near East.  (Source: Bloomberg Businessweek)

The Vessels:  Two 3,350 TEU (twenty-foot equivalent unit) container vessels, the Dubai Star, (f/k/a the ZIM Korea) (the “Dubai Star”) and the China Star (f/k/a the ZIM Canada) (the “China Star”).

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The Investment:  In March 2004, Fund Ten purchased the Dubai Star and the China Star for $70,700,000, which consisted of $18,400,000 in cash and $52,300,000 from non-recourse indebtedness.  Simultaneously with the purchase of the Dubai Star and the China Star, Fund Ten entered into bareboat charters with ZIM that were each scheduled to expire in June 2009, but were extended through June 30, 2014.

Outlook:  In July 2009, Fund Ten satisfied all of the non-recourse indebtedness obligations with respect to the Dubai Star and the China Star.  As a result, all bareboat charter hire payments are being paid directly to Fund Ten.  In October 2009, Fund Ten amended the bareboat charters for the Dubai Star and the China Star to restructure each respective charterer’s payment obligations.  The charter for the Dubai Star was extended until March 31, 2016 and the charter for the China Star was extended until March 31, 2017.  In addition to the charter proceeds already collected, Fund Ten expects to receive up to $59,344,000 in future charter and sale proceeds in connection with this investment.

The following chart depicts the net position of Fund Ten’s material assets as of December 31, 2011:

Expected Future Proceeds From Investment
Borrower/Charterer	Low	High
AET	$2,680,000	$14,190,000
Northern Leasing	$487,000	$487,000
ZIM	$52,044,000	$59,344,000

Other Expected Proceeds*	$4,709,000	$4,709,000

Total Gross Proceeds Expected	$59,920,000	$78,730,000

Approximate No. of Shares Outstanding at December 31, 2011	148,212

Estimated Net Value Per Share	$404.29	$531.20

* Proceeds to be distributed in connection with the sale of Pretel, as discussed above.

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Conclusion

Fund Ten has performed well considering the economic turbulence it has faced since it commenced its offering on June 2, 2003.  Many of Fund Ten’s completed investments have performed quite well, including its investment in the ZIM Italia, which was sold in 2008 for a substantial profit, as well as Fund Ten’s investments in P.W. Supermarkets, Inc. and Anchor Tool & Die Co., to name a few.  However, the recession that commenced in 2007 and the resulting impact on the shipping industry negatively affected Fund Ten and has caused us to modify our expectations on some of the shipping assets remaining in Fund Ten.

As of December 31, 2011, an investor that invested in Fund Ten at its commencement has received cash distributions of $661 for every $1,000 invested.

As always, we are happy to answer any additional questions that you may have.  Please contact us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Fund Ten nor its Manager accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Borrower” or “The Charterer” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

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Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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